Exhibit 10.1

EXCESS OF LOSS REINSURANCE AGREEMENT
dated as of December 12, 2006

by and among

XL INSURANCE (BERMUDA) LTD
XL INSURANCE SWITZERLAND
XL EUROPE LIMITED
XL INSURANCE COMPANY LIMITED
XL RE LATIN AMERICA LTD
XL INSURANCE ARGENTINA S.A. COMPANIA DE SEGUROS
XL INSURANCE COMPANY LTD
XL RE LTD
XL RE EUROPE LIMITED
VITODURUM REINSURANCE COMPANY
UNDERWRITING MEMBERS OF LLOYD’S SYNDICATE #1209

and

STONEHEATH RE

EXCESS OF LOSS REINSURANCE AGREEMENT

EXCESS OF LOSS REINSURANCE AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into by and among XL INSURANCE (BERMUDA) LTD and/or XL INSURANCE SWITZERLAND and/or XL EUROPE LIMITED and/or XL INSURANCE COMPANY LIMITED and/or XL RE LATIN AMERICA LTD and/or XL INSURANCE ARGENTINA S.A. COMPANIA DE SEGUROS and/or XL RE LTD and/or XL INSURANCE COMPANY LTD and/or XL RE EUROPE LIMITED and/or VITODURUM REINSURANCE COMPANY and/or UNDERWRITING MEMBERS OF LLOYD’S SYNDICATE #1209 (collectively, with their respective successors and assigns, hereinafter called the “Company”) of the one part, and Stoneheath Re (hereinafter called the “Reinsurer”) of the other part.

The parties hereto agree as set forth below, in consideration of the mutual covenants contained in the following Articles and upon the terms and conditions set forth therein:

COVERAGE

Subject to the Retention and Limit Article and all other provisions of this Agreement, the Reinsurer will indemnify the Company for any Ultimate Net Loss incurred attributable to Loss Occurrences occurring during the term of this Agreement arising from Covered Perils under all Policies underwritten and issued by the Company.

Notwithstanding any other provision of this Agreement, in no event will the Reinsurer’s aggregate liability under this Agreement in respect of all periods covered hereby (including the Original Term, all Extension Terms and any Optional Extension Terms), whether in respect of Loss Occurrences or otherwise, exceed the Policy Aggregate Limit.

TERM

This Agreement will apply to all Loss Occurrences during the term extending from the effective date hereof through June 30, 2007, both days inclusive (“Original Term”). Subject to the Policy Aggregate Limit, and for so long as the Policy Aggregate Limit has not been completely exhausted, the Company and the Reinsurer shall extend the term for four continuous one-year increments (each an “Extension Term”) through and including a one-year term ending June 30, 2011.

If the Policy Aggregate Limit has not been completely exhausted on or prior to June 30, 2011, the Company shall have the option of further extending the term hereof for an unlimited number of continuous calendar quarters (each twelve-month period commencing July 1, or the portion of such period prior to expiry of this Agreement, being an “Optional Extension Term”) by giving written notice to the Reinsurer prior to the end of any calendar quarter of extension of the term for the following calendar quarter.

Notwithstanding the expiration of this Agreement as hereinabove provided, the provisions of this Agreement will continue to apply to all obligations and liabilities of the parties incurred hereunder such that all obligations and liabilities will be fully performed and discharged, unless and until there is an Early Termination Event or obligations are commuted as prescribed below.

Notwithstanding the foregoing, in the event of an Early Termination Event, (i) the term of this Agreement shall end, (ii) this Agreement shall expire immediately, (iii) all rights and obligations of the parties under this Agreement shall cease immediately, and (iv) irrespective of any differential between the amounts of Ultimate Net Loss and payments made hereunder, neither the Company nor the Reinsurer have any further rights or obligations hereunder; provided, however, that the Reinsurer at its option (to be exercised in writing within 10 Business Days of such event) may elect to give to the Company an (otherwise timely) notice of dispute, and/or to continue outstanding proceedings in respect of a previously given (otherwise timely) notice of dispute, under the Commutation and Quantum Dispute Resolution Article below.

EXTENDED EXPIRATION

Should this Agreement expire while a Loss Occurrence covered hereunder is in progress, the Reinsurer will be responsible for its portion of the entire loss or damage caused by such Loss Occurrence, subject to the other conditions of this Agreement, and provided that no part of said Loss Occurrence is claimed against any renewal or replacement of this Agreement. Should the Original Term, any Extension Term or Optional Extension Term end while a Loss Occurrence covered hereunder is in progress, the entire loss or damage caused by such Loss Occurrence will be deemed to have occurred during such period, subject to the other conditions of this Agreement, and no part of said Loss Occurrence shall be deemed to have occurred during any subsequent period.

TERRITORY

Worldwide as respects the Covered Perils.

DEFINITIONS

The following definitions will apply to this Agreement:

A.
“Aggregate Retention Amount” means $350,000,000 or such other amount (which may be zero) as may be determined by the Company in its discretion (subject to any limitations regarding erosion or exhaustion thereof which may be determined by the Company) for each six-month period commencing January 1 or July 1 and set forth by written endorsement hereto prior to such date.

B.
“Attachment Point” means for any Loss Occurrence as respects each Covered Peril means the difference (but not less than zero for the avoidance of doubt) between the amount respectively set forth below (or such other respective amounts points as may be determined by the Company in its discretion for each six-month period commencing January 1 or July 1 and set forth by written endorsement hereto prior to such date) and the Non-Ceded Ultimate Net Loss in respect of such Loss Occurrence:

Covered Peril	Amount
(i) United States wind	$320,000,000
(ii) European wind	$150,000,000
(iii) California earthquake	$320,000,000
(iv) Terrorism	$300,000,000

C.
“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in Bermuda, the Cayman Islands, New York City and London.

D.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any corporation, limited liability company, trust, joint venture, association, company, partnership or other entity, whether through the ability to exercise voting power, by contract or otherwise

E.
“Covered Peril” means (i) United States wind (onshore and offshore, including the Gulf of Mexico, the Caribbean Sea and the North Atlantic Ocean), (ii) European wind (onshore and offshore, including the North Sea), (iii) California earthquake, and (iv) Terrorism worldwide, and/or (v) such other Covered Perils as may be determined by the Company in its discretion for each six-month period commencing January 1 or July 1 and set forth by written endorsement hereto prior to such date.

F.
“Declaratory Judgment Expense” means all expenses incurred by the Company in direct connection with declaratory judgment actions brought to determine the Company’s obligations that are allocable to specific Policies and claims subject to this Agreement. Declaratory Judgment Expense will be deemed to have been incurred by the Company on the date of the actual or alleged Loss Occurrence giving rise to the action.

G.	“Early Termination Event” means that an Early Termination of the XL Preference Share Agreement (as such term is defined therein) shall have occurred.

H.	“Excess Limits Liability” has the meaning ascribed in the Extra Contractual Obligations Article.

I.	“Extension Term” has the meaning ascribed in the Term Article.

J.	“Extra Contractual Obligations” has the meaning ascribed in the Extra Contractual Obligations Article.

K.	“Final Redemption Date” has the meaning ascribed in the XL Preference Share Agreement.

L.
“Loss Occurrence” means the aggregation of all individual losses occasioned by any one disaster, accident, or loss or series of disasters, accidents, or losses arising out of an event and/or originating cause. The duration and extent of any one Loss Occurrence will be determined by the Company.

M.
“Non-Ceded Ultimate Net Loss” means as respects any Loss Occurrence the sum of (i) the amount of loss sustained with respect to such Loss Occurrence by XL Reinsurance America Inc. (on its own behalf and as pool leader on behalf of itself and its members of the pool in which XL Reinsurance America Inc. and certain of its affiliates are members), which would have been Ultimate Net Loss, net of collectible reinsurance (including XL Capital group intra-company reinsurance), if such entity were included within the definition of “Company” hereunder, and (ii) the product of (a) amount of loss sustained with respect to such Loss Occurrence by any insurance or reinsurance company in which XL Capital maintains a direct or indirect beneficial equity ownership less than or equal to 90% and equal to or greater than 20% which would have been Ultimate Net Loss, net of collectible reinsurance (including XL Capital group intra-company reinsurance), were such company included within the definition of “Company” hereunder, and (b) the percentage of XL Capital’s direct or indirect beneficial equity ownership in such company.

N.	“Optional Extension Term” has the meaning ascribed in the Term Article.

O.	“Original Term” has the meaning ascribed in the Term Article.

P.
“Policies” means all policies, binders, contracts, or agreements of or for insurance or reinsurance, whether written or oral, and shall include reinsurance and retrocessions assumed, whether treaty or facultative, including, without limitation, XL Capital group intra-company reinsurance.

Q.	“Policy Aggregate Limit” means $350,000,000.

R.
“Remaining Aggregate Limit” means, at any date, an amount equal to the Policy Aggregate Limit minus the sum of (i) all payments theretofore made by the Reinsurer to the Company pursuant to the Reports and Remittances Article, and (ii) all amounts distributed from the Trust Account prior to such date to pay Extraordinary Expenses (as defined in the XL Preference Share Agreement).

S.
“Terrorism” means any act, or preparation in respect of action, or threat of action, which appears to have been designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which action or threatened or contemplated action:

(i)	involves violence against one or more persons; or

(ii)	involves damage to property; or

(iii)	endangers life other than that of the person committing the action; or

(iv)	creates a risk to health or safety of the public or a section of the public; or

(v)	is designed to interfere with or disrupt an electronic system.

T.	“Trust Account” means the trust account established pursuant to the Trust Agreement.

U.
“Trust Agreement” means the Trust Agreement dated as of the date hereof, among the Reinsurer, Bank of New York as Trustee, Goldman Sachs International, as Asset Swap Counterparty, IXIS Financial Products Inc., as Interest Rate Swap Party, and the Company, as amended, modified and supplemented from time to time in accordance with its terms.

V.	“Ultimate Net Loss” has the meaning ascribed in the Ultimate Net Loss Article.

W.	“XL Capital” means XL Capital Ltd, a Cayman Islands exempted company and its successors and assigns.

X.
“XL Preference Share Agreement” means the Securities Issuance Agreement, dated as of the date hereof, between XL Capital and Reinsurer, as amended, modified and supplemented from time to time in accordance with its terms.

RETENTION AND LIMIT

No claim may be made hereunder unless the Company has first incurred, by reason of any one Loss Occurrence during the Original Term or any Extension Term or Optional Extension Term, Ultimate Net Loss in excess of the respectively applicable Attachment Point. Further, no claim may be made hereunder unless such Ultimate Net Loss in excess of the Attachment Point exceeds, in addition, an aggregate retention equal to the Aggregate Retention Amount (subject to any applicable limitations regarding erosion or exhaustion thereof) for such Original Term, Extension Term or Optional Extension Term, as the case may be, otherwise recoverable under this Agreement in respect of one or more other Loss Occurrences (in excess of the respectively applicable Attachment Point(s) as respects each such Loss Occurrence) during such Original Term, Extension Term or Optional Extension Term, as the case may be. If such Aggregate Retention Amount is eroded but not exhausted by one or more Loss Occurrences and a subsequent Loss Occurrence in the Original Term or the same Extension Term or Optional Extension Term, as the case may be, both exhausts the Aggregate Retention Amount and has Ultimate Net Loss excess thereof, claim may be made hereunder in respect of such Loss Occurrence as respects such ex-

cess Ultimate Net Loss but not for an amount greater than the amount by which the aggregate retention was eroded by prior Loss Occurrence(s) (“Erosion Amount”). Notwithstanding the foregoing, the Company in its discretion for each six-month period commencing January 1 or July 1 and set forth by written endorsement hereto prior to such date may determine that the loss from any one Loss Occurrence may both exhaust the aggregate retention and, in excess thereof, be recoverable as Ultimate Net Loss hereunder up to the full remaining amount of the Policy Aggregate Limit, i.e., in such case, the aggregate retention shall apply in respect of losses otherwise recoverable under this Agreement in respect of one or more Loss Occurrences (in excess of the respectively applicable Attachment Point(s) as respects each such Loss Occurrence) during such Original Term, Extension Term or Optional Extension Term, as the case may be. The Reinsurer will then be liable for the amount of Ultimate Net Loss in excess of the applicable Attachment Point for each subsequent Loss Occurrence during such Original Term, Extension Term or Optional Extension Term, as the case may be, but the limit of liability of the Reinsurer shall not exceed the Erosion Amount, if applicable, and in any event shall not exceed the Policy Aggregate Limit with respect to any one Loss Occurrence and also shall not exceed the Policy Aggregate Limit in respect of any and all Loss Occurrences during the Original Term and all Extension Terms and Optional Extension Terms combined.

NET RETAINED LIABILITY

This Agreement will apply to that portion of any insurance or reinsurance that the Company retains net for its own account net of any collectible reinsurance, and such retained portion will be used in calculating the amount of any loss hereunder as well as the amount in excess of which this Agreement attaches.

ULTIMATE NET LOSS

“Ultimate Net Loss” as used in this Agreement will mean the actual loss paid, payable or incurred by the Company and 100% of Extra Contractual Obligations and 100% of Excess Limits Liability, such Ultimate Net Loss to include expenses of litigation and subrogation, if any, claim-specific Declaratory Judgment Expenses, and all other loss expenses of the Company (including a pro rata share of salaries and expenses of the Company’s field employees and all in-house attorneys according to the time occupied in adjusting, defending, and settling such loss, and expenses of all of the Company’s officers and employees incurred in connection with the loss; except that salaries of officers and employees engaged in general management and located in the home office of the Company and any office expense of the Company will not be included) made in connection with the disposition of a claim, loss, or legal proceeding (including any and all claim-specific declaratory judgment actions; investigation, negotiation, and legal expenses; court costs; claim-specific statutory penalties; Prejudgment Interest or Delayed Damages; interest on any judgment or award; and other such costs and expenses) and Net Reinstatement Premiums (if positive).

“Prejudgment Interest or Delayed Damages” means interest or damages added to a settlement, verdict, award, or judgment based on the period of time prior to the settlement, verdict, award, or judgment whether or not made part of the settlement, verdict, award, or judgment.

“Net Reinstatement Premiums” means the amount by which reinstatement premiums due from the Company on ceded or retroceded reinsurances exceeds reinstatement premiums due to the Company on assumed reinsurances as respects any loss occurrence (exclusive of reinstatement premiums on XL Capital intra-group reinsurances).

In the event a verdict or judgment is reduced by an appeal or a settlement subsequent to the entry of the judgment, thereby resulting in an ultimate saving on such verdict or judgment, or in the event a judgment is reversed outright, subsequent to a loss settlement under this Agreement, the reduced or avoided amount will be for the account of the Company, but (i) the amount thereof (net of expenses), received prior to commutation in respect of the period in which the pertinent Loss Occurrence took place shall be offset from Ultimate Net Loss subsequently due under this Agreement, and (ii) the expenses incurred in pursuing any such appeal or settlement prior to any such commutation shall constitute Ultimate Net Loss. In the event there is no reduction or reversal of a verdict or judgment, the loss expense incurred prior to any such commutation in attempting to secure such reduction or reversal will be added to the Ultimate Net Loss.

Nothing in this Article will be construed to mean that losses under this Agreement are not recoverable until the Company’s Ultimate Net Loss has been ascertained.

Whenever the Company issues a lost instrument bond or a lost instrument letter of indemnity for salvage purposes or in lieu of loss payment under its bond or policy, or where the Company posts security which is drawn in lieu of loss payment under its bond or policy, the Reinsurer agrees to accept liability under such bond or letter of indemnity in accordance with the terms of this Agreement.

PREMIUM

The Company shall pay premium during the Original Term and each Extension Term semi-annually in arrears on the second Business Day next preceding April 15 and October 15 of each year in an amount equal to the product of (i) the average daily Remaining Aggregate Limit during the semi-annual period ending on (but not including) such April 15 or October 15, as applicable, (ii) 2.320% and (iii) a fraction (x) the numerator of which is 180, and (y) the denominator of which is 360.

The Company shall pay premium during the Optional Extended Periods quarterly in arrears on the second Business Day next preceding January 15, April 15, July 15 and October 15 of each year in an amount equal to the product of (i) the average daily Remaining Aggregate Limit during the quarter ending on such January 15, April 15, July 15 or October 15, as applicable, (ii) 3.170% and (iii) a fraction (x) the numerator of which is the actual number of days in such quarterly period, and (y) the denominator of which is 360.

The obligation of the Company to pay premium hereunder shall end on the date of expiry of this Agreement or on such earlier date as this Agreement shall terminate by reason of the occurrence of an Early Termination Event. Following such expiry or termination, the Company shall pay a final premium hereunder on the second Business Day next preceding the earlier of (i) the next following April 15 or October 15 (in the case of an expiry or termination during the

Original Term or an Extension Term) or the next following January 15, April 15, July 15 or October 15 (in the case of an expiry or termination during an Optional Extended Period), and (ii) the Final Redemption Date. Such final premium shall be in an amount equal to the product of (i) the average daily Remaining Aggregate Limit during the period beginning on the last date on which the Company paid premium hereunder and ending on (and including) the date of such expiry or termination, (ii) 2.320% (if such premium is being paid during the Original Term or an Extension Term) or 3.170%  (if such premium is being paid during an Optional Extended Period), and (iii) a fraction, the numerator of which is the actual number of days in the period referred to in the foregoing clause (i) and the denominator of which is 360.

All premiums shall be paid to the Trust Account in the amounts prescribed above net of any applicable withholding taxes.

EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY

This Agreement will protect the Company, within the limits hereof, where the Ultimate Net Loss includes any Extra Contractual Obligations and/or Excess Limits Liability.

“Extra Contractual Obligations” will mean those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on a Policy reinsured hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the Policy limit; by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement; in the preparation of the defense or in the trial of any action against its insured or reinsured; or in the preparation or prosecution of an appeal consequent upon such action.

“Excess Limits Liability” will mean any amount payable in excess of the Company’s Policy limit on a Policy reinsured hereunder, such liabilities arising because of, but not limited to, alleged or actual negligence, fraud, or bad faith in failing to settle and/or rejecting a settlement within the Policy limit; in the preparation of the defense or in the trial of any action against the insured or reinsured; or in the preparation or prosecution of an appeal consequent upon such action. Excess Limits Liability is any amount which the Company would have been contractually liable to pay had it not been for the limit of the reinsured Policy.

The date on which any Extra Contractual Obligation and/or Excess Limits Liability is incurred by the Company will be deemed, in all circumstances, to be the date of the original Loss Occurrence.

In no event will coverage be provided to the extent that such coverage is not permitted by applicable law.

REPORTS AND REMITTANCES

Within 45 days following the expiration each calendar quarter, the Company will furnish the Reinsurer with a report of the paid, payable and incurred Ultimate Net Loss amounts in respect of all losses hereunder and/or which contribute to erosion or exhaustion of any applicable Attachment Point or the Aggregate Retention Amount or which constitute Ultimate Net Loss in-

demnifiable hereunder. If during the interim between such reports the Company in good faith estimates that Ultimate Net Loss ceded hereunder not previously indemnified exceeds $25,000,000, the Company in its discretion may submit an interim report of the paid, payable and incurred Ultimate Net Loss amounts in respect of all losses hereunder and/or which contribute to erosion or exhaustion of any applicable Attachment Point or Aggregate Retention Amount or which constitute Ultimate Net Loss indemnifiable hereunder. The Company will submit a copy of each such quarterly or interim report to the Trustee together with a duly executed notice in the form attached as Exhibit C to the Trust Agreement, specifying the amount then due and owing to the Company under this Agreement. Any balance shown to be due to the Company in any such quarterly or interim report and related notice will be paid by the Trustee in immediately available funds from assets available for such purpose in the Trust Account as directed by the Company within 20 Business Days following receipt of the report by the Reinsurer and related notice by the Trustee; provided, however, that all payments of Ultimate Net Loss hereunder shall be in whole number multiples of $10 million, and the excess, if any, of any Ultimate Net Loss otherwise due hereunder over the largest such multiple which is less than such amount shall be carried forward to the next calendar quarter (and thereafter, if applicable). In the event there is net favorable development as respects a Loss Occurrence prior to commutation in respect of the period in which such Loss Occurrence took place, no amount will be due from the Company at such time, but such amount shall be offset from Ultimate Net Loss subsequently due hereunder.

COMMUTATION AND QUANTUM DISPUTE RESOLUTION

At any time after the delivery of the report in respect of any calendar quarter pursuant to the Reports and Remittances Article, the Company at its option may elect by written notice to the Reinsurer to commute its rights and the Reinsurer’s obligations as respects Ultimate Net Loss for Loss Occurrences taking place in such calendar quarter and all prior calendar quarters (not previously commuted) based on the Company’s paid, payable and incurred amounts reported for such quarters through the date of such commutation (without limiting coverage for Loss Occurrences in the then current and subsequent quarters). Such notice shall be accompanied by a report setting forth the Company’s calculation as to such additional amounts which may be owed by or due to the Reinsurer as a result of such commutation. The Company will submit a copy of such commutation report to the Trustee together with a duly executed notice in the form attached as Exhibit C to the Trust Agreement specifying the amount, if any, then due and owing to or from the Company under this Agreement. The Trustee shall pay to the Company the amount, if any, of payments then due to the Company and not previously paid in respect of such quarters as provided in the commutation report and related notice in immediately available funds from assets available for such purpose in the Trust Account as directed by the Company within 20 Business Days following receipt of the report by the Reinsurer and related notice by the Trustee, and there shall be deemed to be no carry forward or further loss development in respect of Loss Occurrences during such commuted quarters for the purposes of this Agreement. If such commutation report and notice shows any amount due to the Reinsurer, such amount shall not be due from the Company but shall be offset from Ultimate Net Loss subsequently due hereunder. Upon expiry of this Agreement, the Company shall commute its rights and the Reinsurer’s obligations hereunder no later than 90 days after such expiration, which commutation shall extinguish all of the Company’s and the Reinsurer’s rights and obligations hereunder as respect any subsequent favorable or adverse development in respect of all Loss Occurrences hereunder.

If at the time of commutation upon expiry of this Agreement, as respects Loss Occurrences taking place subsequent to the latest calendar quarter previously commuted (or as respects all Loss Occurrences if there has been no prior commutation), the amount paid to the Company by the Reinsurer hereunder from the Trust Account in the aggregate as respects such Loss Occurrences (including any amounts due from the Company carried forward from any prior commutations pursuant to the previous paragraph) exceeds the aggregate of Ultimate Net Loss with respect to such Loss Occurrences for which the Company is entitled to indemnification hereunder (whether by reason of favorable development, net salvage or subrogation or otherwise), the Company shall pay (without duplication of any amount repaid pursuant to any determination by the Loss Verification Agent as provided below) the amount of such excess without interest, to or as directed by XL Insurance (Bermuda) Ltd..

All payments of Ultimate Net Loss due hereunder or of any commutation amount (as described above) shall be based on actual paid and payable amounts and reserves established by the Company as set forth in any quarterly or interim report by the Company per the Reports and Remittances Article or in a report accompanying notice of commutation as described above in this Article. All calculations of Non-Ceded Ultimate Net Loss shall be based on actual paid and payable amounts and reserves established by the relevant subsidiary or affiliate of XL Capital, in each case on its books in good faith in the ordinary course of business using consistent methodology for all of its loss reserving. In the event that the Reinsurer within six months of receipt of a quarterly or interim report (pursuant to the Reports and Remittances Article) or a commutation report as described above (or within 10 Business Days of an Early Termination Event) gives a written notice of dispute of any such paid, payable or reserve amount, Deloitte & Touche LLP (“Loss Verification Agent”) shall perform an analysis of the paid and payable losses and reserves in question and shall determine the range of Ultimate Net Loss based upon a reasonable range of reserve estimates in accordance with standard accounting and actuarial practice. Such a notice or the pendency of such an analysis shall not delay the Company’s right to obtain payment as set forth in its quarterly, interim or commutation report. The Loss Verification Agent shall share a draft of its conclusion and workpapers with the Company and the Reinsurer and shall give them a reasonable opportunity to comment thereon if either or both of them wish to do so. If in the aggregate the amount of Ultimate Net Loss as determined by the Company falls within the range finally determined by the Loss Verification Agent, the Company’s determination of such amount shall be deemed final and conclusive hereunder, and the fees and expenses of the Loss Verification Agent shall be paid from the Trust Account (or, to the extent there are not sufficient funds in the Trust Account, by the Company). If in the aggregate the amount of Ultimate Net Loss determined by the Company does not fall within such range, the end point of such range which is closest to the Company’s determination shall be deemed to be the applicable amount of Ultimate Net Loss and final and conclusive hereunder, and the Company shall pay the fees and expenses of the Loss Verification Agent. In such case, the Company shall hold in trust the amount of any overpayment hereunder to be (i) applied to future Ultimate Net Loss due hereunder, if any, (ii) if the overpayment exceeds the aggregate of subsequent Ultimate Net Loss due hereunder, if any, through the time of commutation upon expiry of this Agreement (or termination of this Agreement upon the occurrence of an Early Termination Event) by $25 million or more, then, notwithstanding the provision above providing for payment to or at the direction of XL Insurance (Bermuda) Ltd, the Company promptly shall repay (without duplication of any repayment of excess amounts above Ultimate Net Loss as provided above) the amount of any such excess, without interest, into the Trust Account, or (iii) if the overpayment exceeds the aggregate of subsequent Ultimate Net Loss due hereunder, if any, at the time of commutation upon expiry of this Agreement (or termination of this Agreement upon the occurrence of an Early Termination Event) by less than $25 million, then, subject to the provision above providing for payment to or at the direction of XL Insurance (Bermuda) Ltd, the difference is to be retained by the Company (or, if applicable as provided above, paid to or as directed by XL Insurance (Bermuda) Ltd). If no such notice of dispute is given with such six-month period (or within 10 Business Days of an Early Termination Event), the Ultimate Net Loss determined by the Company shall be final and conclusive hereunder (subject to subsequent payments and changes in any reserve estimates for periods for which there has been no commutation).

TRUST ACCOUNT

The Reinsurer shall establish the Trust Account pursuant to the Trust Agreement and shall contribute cash or eligible securities (as defined in such Trust Agreement) to such Trust Account in an amount no less than the Policy Aggregate Limit. The Trust Agreement will not be amended, modified or supplemented without the prior written consent of the Company.

All obligations of and any claims against the Reinsurer under this Agreement shall be with recourse solely to the Trust Account and the Reinsurer’s assets (other than its ordinary share capital of U.S.$5,000, the amount equal to U.S.$1,500 paid to the Reinsurer as a transaction fee, any interest income earned on such excluded amounts and the Cayman Islands bank account in which such amounts are held).

Notwithstanding anything to the contrary in this Agreement, but without limiting the Company’s rights as respects the Trust Account and the assets therein, all obligations of and any claims against the Reinsurer under this Agreement shall be extinguished and shall not thereafter revive in the event that, at any time, the Reinsurer’s assets (other than its ordinary share capital of U.S.$5,000, the amount equal to U.S.$1,500 paid to the Reinsurer as a transaction fee, any interest income earned on such excluded amounts and the Cayman bank account in which such amounts are held) are exhausted. In such case, the Company shall have no further claim thereafter against the Reinsurer, its directors, officers or shareholders for any shortfall.

The Company, by entering into this Agreement, hereby covenants and agrees that it will not at any time institute against the Reinsurer, or join in any institution against the Reinsurer, of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal, state or foreign bankruptcy or similar law in connection with any obligations hereunder until the expiration of one year and one day (or, if longer, the applicable preference period then in effect (plus one day) under any applicable law) from the effective date of the termination of this Agreement.

The provisions of this Section shall survive the termination of this Agreement.

NOTICE OF LOSS AND LOSS SETTLEMENTS

The Company will give notice to the Reinsurer, as soon as reasonably practicable, of any Loss Occurrence that results in, or is likely to result in, a claim against this Agreement; and the

Company will keep the Reinsurer advised of all subsequent developments. Inadvertent omission in dispatching the aforementioned notices will in no way affect the obligation of the Reinsurer under this Agreement, but the Company shall inform the Reinsurer of such omission promptly upon discovery.

The Company will be the sole judge as to what will constitute a claim covered under the Company’s Policy and as to the Company’s liability thereunder. The Company will, at its sole discretion, adjust, settle, or compromise all claims and losses. All such adjustments, settlements, and compromises will be unconditionally binding on the Reinsurer in proportion to their participation hereon, provided they are within the terms and conditions of this Agreement.

The Company will likewise, at its sole discretion, commence, continue, defend, or withdraw from actions, suits or proceedings and generally handle all matters related to all claims and losses.

The Reinsurer agrees to abide by the loss settlements of the Company.

SALVAGE AND SUBROGATION

The Reinsurer will be credited with its share of salvage and/or subrogation in respect of claims and settlements under this Agreement as respects any Loss Occurrence, less recovery expense, if and only if such salvage or subrogation is received prior to loss settlement, but (i) the amount of any salvage or subrogation recovery received thereafter (net of expenses) and prior to commutation in respect of the period in which such Loss Occurrence took place (and for the avoidance of doubt not to exceed Ultimate Net Loss paid hereunder in respect of such Loss Occurrence), shall be offset from Ultimate Net Loss subsequently due under this Agreement and (ii) the expenses incurred in pursuing any such salvage or recovery prior to any such commutation shall constitute Ultimate Net Loss.

ENTIRE AGREEMENT

This Agreement, the XL Preference Share Agreement and the Trust Agreement constitute the entire agreement between the parties with respect to the business being reinsured hereunder and no understandings exist between the parties other than those expressed in this Agreement, the XL Preference Share Agreement and the Trust Agreement, including any letters of understanding issued by the Company from time to time relating to underwriting methods and practices employed by the Company in respect of business reinsured hereunder.

DELAYS, ERRORS, OR OMISSIONS

Any inadvertent delay, error, or omission will not be held to relieve either party hereto from any liability that would attach to it hereunder if such delay, error, or omission had not been made. Any error or omission will be rectified upon discovery except to the extent it would reduce any prior loss settlement. Nothing herein will be deemed to override any other term, clause or condition of this Agreement.

AMENDMENTS

This Agreement may be altered or amended in any of its terms and conditions by mutual written consent of the Company and the Reinsurer either by endorsement(s) hereto or by an exchange of letters; such addenda or letters will then constitute a part of this Agreement. As set forth above, the Company may unilaterally elect to extend the term of this Agreement for one or more Extension Terms and may determine the Covered Perils, Attachment Points and Aggregate Retention Amounts with respect thereto by endorsement hereto.

ACCESS TO RECORDS

The Company’s books and records related to this Agreement and any Loss Occurrences hereunder will be open to inspection by authorized representatives of the Reinsurer at any reasonable time during the existence of this Agreement or of any liability hereunder. The Reinsurer is required to give at least 14 days notice of an inspection. A request by the Reinsurer to carry out an inspection will not be a reason for non-payment or delayed payment.

CONFIDENTIALITY

Materials contained in this Agreement and in the treaty prospectus, or marketing package contain confidential, proprietary information of the Company. These statements and representations, either written or oral, are intended for the sole use of the parties to this Agreement (or their retrocessionaires, shareholders, auditors, or legal counsel, as may be necessary) in analyzing and/or accepting a participation in this Agreement. Copying, duplicating, disclosing or using this information for any purpose beyond this expressed purpose is forbidden without the prior consent of the Company.

INSOLVENCY

In the event of the Company’s insolvency, the reinsurance afforded by this Agreement will be payable by the Reinsurer on the basis of the Company’s liability under the policies reinsured without diminution because of the Company’s insolvency or because its liquidator, receiver, conservator, or statutory successor has failed to pay all or a portion of any claims, subject however to the right of the Reinsurer to offset against such funds due hereunder, any sums that may be payable to them by said insolvent Company in accordance with applicable law. The reinsurance will be payable by the Reinsurer directly to the Company, or to its liquidator, receiver, conservator, or statutory successor except (a) where this Agreement specifically provides another payee of such reinsurance in the event of the Company’s insolvency or (b) where the Reinsurer, with the consent of the direct insured or insureds, have assumed such policy obligations of the Company as direct obligations of themselves to the payees under such policies in substitution for the Company’s obligation to such payees. Then, and in that event only, the Company is entirely released from its obligation and the Reinsurer will pay any loss directly to payees under such policies.

The Company’s liquidator, receiver, conservator, or statutory successor will give written notice of the pendency of a claim against the Company under the policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, the Reinsurer may investigate said claim and interpose in the proceeding where the claim is to be adjudicated, at their own expense, any defense that they may deem available to the Company, or to its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Reinsurer will be chargeable against the Company, subject to court approval, as part of the expense of conservation or liquidation to the extent that such proportionate share of the benefit will accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more Reinsurer are involved in the same claim, and a majority in interest elect to interpose defense to such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

ARBITRATION

A.
Except as provided in the Commutation and Quantum Dispute Resolution Article above, any dispute, controversy or claim arising out of or relating to this Contract or the breach, termination or invalidity thereof will be finally and fully determined in London, England under the provisions of the Arbitration Act 1996 and/or any statutory modifications or amendments thereto, for the time being in force, by a Board composed of three arbitrators to be selected for each controversy as follows:

1.
Any party may, in the event of such a dispute, controversy or claim, notify the other party or parties to such dispute, controversy or claim of its desire to arbitrate the matter, and at the time of such notification the party desiring arbitration will notify any other party or parties of the name of the arbitrator selected by it. The other party who has been so notified will within 30 calendar days thereafter select an arbitrator and notify the party desiring arbitration of the name of such second arbitrator. If the party notified of a desire for arbitration will fail or refuse to nominate the second arbitrator within 30 calendar days following receipt of such notification, the party who first served notice of a desire to arbitrate will, within an additional period of 30 calendar days, apply to a judge of the High Court of Justice in England and Wales for the appointment of a second arbitrator and in such a case the arbitrator appointed by such a judge will be deemed to have been nominated by the party or parties who failed to select the second arbitrator. The two arbitrators, chosen as above provided, will within 30 calendar days after the appointment of the second arbitrator choose a third arbitrator. In the event of the failure of the first two arbitrators to agree on a third arbitrator within said 30 calendar day period, either of the parties may within 30 calendar days thereafter, after notice to the other party or parties, apply to a judge of the High Court of Justice of England and Wales for the appointment of a third arbitrator and in such case the person so appointed will be deemed and will act as the third arbitrator. Upon acceptance of the appointment by said third arbitrator, the Board of Arbitration for the controversy in question will be deemed fixed. All claims, demands, denials of claims and notices pursuant to this Article will be given in writing and given by hand, prepaid express courier, airmail or telecopier properly addressed to the appropriate party and will be deemed as having been effected only upon actual receipt.

2.
The Board of Arbitration will fix, by a notice in writing to the parties involved, a reasonable time and place for the hearing and may prescribe reasonable rules and regulations governing the course and conduct of the arbitration proceeding, including without limitation discovery by the parties.

3.
The Board of Arbitration will, within 90 calendar days following the conclusion of the hearing, render its decision on the matter or matters in controversy in writing and will cause a copy thereof to be served on all the parties thereto. In case the Board fails to reach a unanimous decision, the decision of the majority of the members of the Board will be deemed to be the decision of the Board and the same will be final and binding on the parties thereto. Such decision will be a complete defense to any attempted appeal or litigation of such decision of the Board of Arbitration by, any court or other body to the fullest extent permitted by applicable law.

4.	Any order as to the costs of the arbitration will be in the sole discretion of the Board of Arbitration, who may direct to whom and by whom and in what manner they will be paid.

GOVERNING LAW

Save as otherwise set out above, this Agreement, including all matters relating to formation, validity and performance thereof, will be governed by the internal Laws of England and Wales without reference to choice of law principles.

TAXES

The Company will pay all applicable taxes (including, if applicable, Federal Excise Tax as imposed under Section 4371 of the Internal Revenue Code), if any, on premiums reported to the Reinsurer on this Agreement, which taxes shall be in addition to the premiums due hereunder (i.e., to the extent necessary, the Company shall gross up premiums due hereunder so that the Reinsurer receives the amount specified herein net of taxes).

CURRENCY

All limits and retentions hereunder are expressed in United States currency, and all payments hereunder will be made in that currency. For the purposes of this Agreement, amounts paid or received by the Company in currencies other than United States currency will be converted into United States Dollars at the actual rates of exchange at which they are entered in the Company’s books.

AGENCY

The reinsured company that is set forth first in the definition of “Company” in the Preamble to this Agreement will be deemed the agent of all other reinsured companies referenced in the Preamble for the purpose of this Agreement, the Trust Agreement and all related transactions. In no event, however, will any reinsured company be deemed the agent of another with respect to the terms of the Insolvency Article.

AFFILIATED COMPANIES

Whenever the word “Company” is used in this Agreement, such term will be held to include any and/or all of the subsidiary operating insurance or reinsurance companies which may hereafter come under the Control of the XL Capital group upon prior written notice from the Company to the Reinsurer; provided, however, that any such company in which XL Capital maintains a direct or indirect beneficial equity ownership less than or equal to 90% shall not be deemed to be a “Company” except for the purposes of “Non-Ceded Ultimate Net Loss” and as provided in the definition of such term.

If XL Capital shall cease to control any entity included within the Company, any Policies or Loss Occurrences arising out of the operations of such entity for which no other Company has liability shall cease to be covered hereunder.

The retention of the Company and the liability of the Reinsurer and all other benefits accruing to the Company as provided in this Agreement or any amendments hereto, will apply to the affiliated companies comprising the Company as a group and not separately to each of the affiliated companies.

NON-ASSIGNMENT; THIRD PARTIES

Nothing herein will in any manner create any obligations or establish any rights against the Reinsurer in favor of any third parties or any persons not parties to this Agreement except as provided in the Insolvency Article.

Nothing herein will in any manner create any obligations or establish any rights against the Company in favor of any third parties or any persons not parties to this Agreement.

Neither the Company nor the Reinsurer may assign to any third parties or any persons not parties to this Agreement any rights or obligations hereunder without the prior written consent of the other.

SEVERABILITY

In the event any provision of this Agreement is rendered illegal or unenforceable in any jurisdiction, such provision will be considered void as respects that jurisdiction only, and such a consideration will not affect the validity or enforceability of any provision of this Agreement in any other jurisdiction.

IN WITNESS WHEREOF this Agreement is executed in duplicate by the parties’ duly authorized officers on the dates indicated below with an effective date of December 12, 2006.

XL INSURANCE (BERMUDA) LTD
on behalf of itself and as Attorney-in-Fact for:
XL INSURANCE (BERMUDA) LTD
XL INSURANCE SWITZERLAND
XL EUROPE LIMITED
XL INSURANCE COMPANY LIMITED
XL RE LATIN AMERICA LTD
XL INSURANCE ARGENTINA S.A.  COMPANIA DE SEGUROS
XL INSURANCE COMPANY LTD
XL RE LTD
XL RE EUROPE LIMITED
VITODURUM REINSURANCE  COMPANY
UNDERWRITING MEMBERS OF LLOYD’S SYNDICATE #1209

By /s/ C. Stanley Lee
Name: C. Stanley Lee
Title: SVP, Chief Financial Officer
Date: December 12, 2006

Attest: /s/ Georgette Barit
Name: Georgette Barit
Title: Asst. Secretary
Date: December 12, 2006

Reinsurance Agreement

STONEHEATH RE

By /s/ Linda Haddleton
Name: Linda Haddleton
Title: Director
Date: December 12, 2006

Attest: /s/ Liz Frederick
Name: Liz Frederick
Title: Assistant Manager
Date: December 12, 2006

Reinsurance Agreement